EXHIBIT 3.1

Certificate of Conversion

For

"SAFETY QUICK LIGHT, LLC"

Into

Florida Profit Corporation

This Certificate of Conversion and attached Articles of Incorporation are submitted to convert the following "Other Business Entity" into a Florida Profit Corporation in accordance with s. 607.1115, Florida Statutes.

1.	The name of the "Other Business Entity" immediately prior to the filing of this Certificate of Conversion is: Safety Quick Light, LLC
2.	The "Other Business Entity" is a Limited Liability Company, first organized, formed or incorporated under the laws of Florida on May 14, 2004.
3.	If the jurisdiction of the "Other Business Entity" was changed, the state or country under the laws of which it is now organized, formed or incorporated: Not Applicable.
4.	The name of the Florida Profit Corporation as set forth in the attached Articles of Incorporation: Safety Quick Lighting & Fans Corp.
5.	If not effective on the date of filing, enter the effective date: Date of Filing.

Signed this 24th day of October, 2012.

/s/ Rani Kohen

Rani Kohen, Manager

ARTICLES OF INCORPORATION

OF

SAFETY QUICK LIGHTING & FANS CORP.

The undersigned, desiring to form a corporation (the "Corporation") under the laws of Florida, hereby adopts the following Articles of Incorporation.

ARTICLE I

CORPORATE NAME

The name of the Corporation is Safety Quick Lighting & Fans Corp.

ARTICLE II

PURPOSE

The Corporation shall be organized for any and all purposes authorized under the laws of the state of Florida.

ARTICLE III

PERIOD OF EXISTENCE

The period during which the Corporation shall continue perpetual.

ARTICLE IV

SHARES

4.1. The capital stock of this corporation shall consist of 500,000,000 shares of common stock, no par value and 20,000,000 shares of preferred stock, no par value.

4.2. Preferred Stock. The board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each series, and to fix the designation, powers, including voting rights, if any, preferences, and rights of the shares of each series, and any qualifications, limitations, or restrictions thereof.

4.3. Other Powers of the Board of Directors With Respect to Shares.

(a) The board of directors may effectuate dividends payable in shares by issuance of shares of any class or series to holders of shares of any other class or series.

(b) The board of directors may issue rights and options to acquire shares upon such terms as the board of directors shall determine.

ARTICLE V

PLACE OF BUSINESS

The initial address of the principal place of business of this corporation in the State of Florida shall be 7695 S.W. 104th Street, Suite 210, Miami, FL 33156. The Board of Directors may at any time move the principal office of this corporation.

ARTICLE VI

DIRECTORS AND OFFICERS

The business of this corporation shall be managed by its Board of Directors. The number of such directors shall not be less than one (1) and subject to such minimum may be increased or decreased from time to time in the manner provided in the By-Laws.

The number or person constituting the initial Board of Directors shall be (11). The Board of Directors shall be elected by the Stockholders of the corporation at such a manner as provided in the By-Laws. The name and addresses of initial Board of Directors and officers are as follows:

Rani Kohen	President, Director and Secretary
7695 S.W. 104th Street
Suite 210
Miami, FL 33156

ARTICLE VII

DENIAL OF PREEMPTIVE RIGHTS

No share holder shall have any right to acquire share or other securities of the corporation except to the extent to such right may be granted by an amendment to these Articles of Incorporation or by a resolution of the Board of Directors.

ARTICLE VIII

AMENDMENT OF -BY-LAWS

Anything in these Articles of Incorporation, the By-Laws, or the Florida Corporation Act notwithstanding, by-laws not be adopted, modified, amended or repealed by the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation entitled to vote thereon.

ARTICLE IX

SHAREHOLDERS

9.1 Inspection of books. The Board of Directors shall make the reasonable rules to determine at what times and place and under what conditions the books of the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation.

9.2 Control Share Acquisition. The provisions relating to any control share acquisition as contained in Florida Statutes now, or hereinafter amended, and any successor provision shall not be applied to the Corporation.

9.3 Quorum. The holders of shares entitled to one-third of the votes at a meeting of shareholders shall constitute a quorum.

9.4 Required Vote. Acts of shareholders shall require the approval of holders of 50.01% of the outstanding votes of shareholders.

9.5. Combination. Upon the effectiveness of any "combination," as such term is defined in Section 607.10025(1) of the Florida Business Corporation Act, the authorized shares of the classes or series affected by the combination shall not be reduced or otherwise affected by the percentage by which the issued shares of such class or series were reduced as a result of the combination.

ARTICLE X

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation of its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its by-laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interest of this corporation, and ion conjunction therewith, to procure, at this corporation's expense, policies of insurance.

ARTICLE XI

CONTRACTS

No contract or other transaction between this corporation and any person, firm or corporation shall be affected by the fact that any officer or director of this corporation is such other party or is, or at some time in the future becomes, an officer, director or partner of such other contracting party, or has now hereafter a direct or indirect interest in such contract.

ARTICLE XII

SUBSCRIBER

The name and address of the person signing these Articles of Incorporation as subscriber is:

Rani Kohen

7695 S.W. 104th Street

Suite 210

Miami, FL 33156

ARTICLE XIII

RESIDENT AGENT

The name and address of the initial resident agent of this corporation is:

Eric P. Littman

7695 SW 104th Street

Suite 210

Miami, FL 33156

IN WITNESS WHEREOF, I have hereunto subscribed to and executed these Articles of Incorporation this on October 24, 2012.

/s/ Rani Kohen

Rani Kohen, Subscriber

CERTIFICATE DESIGNATING PLACE OF BUSINESS OR

DOMICILE FOR SERVICE OF PROCESS WITHIN THIS STATE

NAMING THE AGENT UPON WHOM PROCESS MAY BE SERVED

Having been named to accept service of process for Safety Quick Lighting & Fans Corp. at the place designated in the Articles of Incorporation, the undersigned is familiar with and accepts the obligations of that position pursuant to F.S. 607.0501 (3).

/s/ Eric P. Littman

Eric P. Littman